CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES N CONVERTIBLE PREFERRED STOCK

                                       of

                                   TREEV, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)




         TREEV, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.0001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:


         Series N Convertible Preferred Stock:


                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 1,559,576 shares of Preferred Stock, is the Series N Convertible Preferred Stock (the "Series N
Preferred Stock") and the face amount shall be $6.4120 per share (the "Face Amount"). The Holder will be issued shares of the Series N Preferred Stock in denominations of 100,000 shares. No other Series N Preferred Stock shall be issued without the consent of the purchaser.

                             II. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before Midnight, New York City time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date a Holder faxes or otherwise delivers the Notice of Conversion to the Corporation. The Conversion Date for the Required Conversion shall be the date the Corporation's shareholder approve the transaction (as discussed in Paragraph D of Article III).

         B. "Conversion Price" means a price equal to $.6412 per share of Common Stock.


                                 III. CONVERSION

          A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each Holder of shares of Series N Preferred Stock may, at any time and from time to time, convert (an "Optional Conversion") each of its shares of Series N Preferred Stock into a number of fully paid and nonassessable shares of Common Stock at $.6412 per share.

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series N Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Article XI.B).

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a Holder of Series N Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the second business day following the later of (a) the Conversion Date and
(b) the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI.B) (the "Delivery Period"), issue and deliver to the Holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series N Preferred Stock being converted and (y) a certificate representing the number of shares of Series N Preferred Stock not being converted, if any. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

                  (ii) Taxes. The Corporation shall pay any and all taxes and all other reasonable expenses which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series N Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series N Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series N Preferred Stock shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Required Conversion Upon Shareholders' Approval of the Transaction. Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series N Preferred Stock are then authorized and reserved for issuance, each share of Series N Preferred Stock issued and outstanding on the date the Corporation's shareholders approve the issuance of the Common Stock issuable under the Series N Preferred Stock to the Holder, automatically shall be converted into shares of Common Stock on such date in accordance with the conversion rate set forth in Paragraph A of this Article III (the "Required Conversion"). When the Required Conversion occurs, the Corporation and the Holders of Series N Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article III; provided, however, that the Holders of Series N Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent.

         In the event that shareholders' approval is not obtained, the Corporation shall endeavor to again pursue shareholders' approval. After the first attempt at obtaining shareholders' approval of the issuance of the shares whereby the shareholders do not approve the issuance of the shares and until such time as the shareholders do approve of the issuance of the shares to Holder, the Holder may convert a number of shares of the Series N Stock; provided however, that with Holder's current stock ownership in the Corporation, that ownership does not exceed 19.99% of the outstanding shares of Common Stock of the Corporation.


                    IV. RESERVATION OF SHARES OF COMMON STOCK

         Upon the initial issuance of the shares of Series N Preferred Stock, the Corporation shall reserve 15,595,760 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series N Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series N Preferred Stock outstanding at the Conversion Price.


                       V. REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "Redemption Event"):

                   (i) the Corporation fails, and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of Series N Preferred Stock upon conversion of the Series N Preferred Stock as and when required by the Securities Purchase Agreement;

                  (ii) the Corporation provides notice to any Holder of Series N Preferred Stock, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any Holder of Series N Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the Holders shall have the remedies set forth in such Articles);

                  (iii) the Corporation shall:

                           (a)  sell, convey  or dispose of all or substantially
all of its assets;

                           (b)  merge, consolidate or engage  in any other busi-
ness combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation); or

                           (c)  have  approved,  recommended  or  otherwise con-
sented to any transaction or series of related transactions which result in fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

then, upon the occurrence of any such Redemption Event, each Holder of shares of Series N Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series N Preferred Stock held by such Holder for an amount per share equal to $6.4120.


                                    VI. RANK

         All shares of the Series N Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Holder(s) of Series N Preferred Stock); and (iii) junior to the Corporation's Series A Cumulative Convertible Preferred Stock, par value $.0001 per share, and the Corporation's Series M and Series M1 Convertible Preferred Stock (the "Senior
Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                           VII. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series N Preferred Stock shall have received the Liquidation Preference with respect to each share.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series N Preferred Stock means an amount equal to the Face Amount thereof. The Liquidation Preference with respect to any other security shall be as set forth in the Certificate of Designation filed in respect thereof.


                    VIII. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the date of execution, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the
Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date of execution, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Fundamental Change"), then the Holders of Series N Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Fundamental Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Fundamental Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series N Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series N Preferred

Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this Paragraph B unless (i) each Holder of Series N Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and
(ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Paragraph B. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series N Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Distribution. If at any time after the date of execution the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to Holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off) (a "Distribution"), then the Holders of Series N Preferred Stock shall be entitled, upon any conversion of shares of Series N Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the Holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

         D. Purchase Rights. If at any time after the date of execution, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record Holders of any class of Common Stock, then the Holders of Series N Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series N Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record Holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the
Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series N Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series N Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series N Preferred Stock.


                                IX. VOTING RIGHTS

         The Holders of the Series N Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "Business Corporation Law"), in this Article IX and in Article X below.

         To the extent that under the Business Corporation Law the vote of the Holders of the Series N Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series N Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series N Preferred Stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Law Holders of the Series N Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series N Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible.


                            X. PROTECTION PROVISIONS

         So long as any shares of Series N Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the Holders of at least a majority of the then outstanding shares of Series N Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series N Preferred Stock;

                  (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series N Preferred Stock;

                  (c) create any new class or series of capital stock having a preference over the Series N Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "Senior Securities");

                  (d) create any new class or series of capital stock ranking pari passu with the Series N Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "Pari Passu Securities");

                  (e) increase the authorized number of shares of Series N Pre-ferred Stock;

                  (f) issue any shares of Series N  Preferred  Stock  other than
                  pursuant  to  the  Securities   Purchase  Agreement  with  the
                  original parties thereto;

                  (g) issue any additional shares of Senior Securities; or

                  (h) redeem, or declare or pay any cash dividend or dis-tribution on, any Junior Securities.

If Holders of at least a majority of the then outstanding shares of Series N Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series N Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the Holders of the Series N Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series N Preferred Stock.


                                XI. MISCELLANEOUS

         A. Cancellation of Series N Preferred Stock. If any shares of Series N Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series N Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series N Preferred Stock.

         C. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Series N Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock and the Holder's rights as a Holder of such converted shares of Series N Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a conversion of Series N Preferred Stock for any reason, then (unless the Holder otherwise elects to retain its status as a Holder of Common Stock) the Holder shall regain the rights of a Holder of Series N Preferred Stock with respect to such unconverted shares of Series N Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the Holder.


         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 22nd day of September, 1998.


                                            TREEV, INC.



                                            By:______________________________

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series N Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series N Preferred Stock (the "Conversion"), represented by stock certificate No.(s). ___________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of TREEV, Inc. (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series N Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series N Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

[  ]     The undersigned  hereby  requests that the  Corporation  electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned's Prime Broker (which is __________) with DTC through its Deposit Withdrawal Agent Commission System.


                            Date of Conversion:____________________________

                            Applicable Conversion Price:    $.6412

                            Number of Shares of
                            Common Stock to be Issued:_____________________

                            Signature:_____________________________________

                            Name:__________________________________________

                            Address:_______________________________________

* The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its transfer agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than the later of (a) two (2) business days following receipt of this Notice of Conversion and (b) delivery of the original Preferred Stock Certificates (or evidence of loss, theft or destruction thereof) and shall make payments pursuant to the Certificate of Designation for the failure to make timely delivery.